Exhibit 99.1

Pzena Investment Management, Inc. Reports Results for the Fourth Quarter and Full Year 2009

  Revenues were $18.3 million for the fourth quarter of 2009 and $63.0 million for full year 2009
  Operating income was $9.7 million for the fourth quarter of 2009 and $29.8 million for full year 2009
  Diluted net income was $0.6 million for the fourth quarter of 2009 and $18.1 million for full year 2009. Diluted earnings per share was $0.07 for the fourth quarter of 2009 and $0.28 for full year 2009;
  Non-GAAP diluted net income was $5.3 million for the fourth quarter of 2009 and $17.0 million for full year 2009. Non-GAAP diluted earnings per share was $0.08 for the fourth quarter of 2009 and $0.26 for full year 2009
  $6.0 million of Senior Subordinated Notes was repaid during fourth quarter 2009; $22.0 million of bank term loan was repaid during 2009

NEW YORK--(BUSINESS WIRE)--February 16, 2010--Pzena Investment Management, Inc. (NYSE: PZN) reported fourth quarter 2009 basic and diluted net income and earnings per share of $0.6 million and $0.07, respectively. For the fourth quarter of 2008, basic net income was $3.4 million, or $0.56 per share, and diluted net income was $8.4 million, or $0.13 per share. On a non-GAAP basis, the Company reported diluted net income of $5.3 million and diluted earnings per share of $0.08 for the fourth quarter 2009, compared to fourth quarter 2008 diluted net income of $5.6 million and diluted earnings per share of $0.09. Fourth quarter non-GAAP 2009 basic net income and earnings per share were $0.7 million and $0.08, respectively, compared with fourth quarter non-GAAP 2008 basic net income and earnings per share of $0.5 million and $0.09, respectively.

For the year ended December 31, 2009, the Company generated diluted net income of $18.1 million, or $0.28 per share, compared to diluted net loss of $3.7 million, or $0.60 per share for the year ended December 31, 2008. On a non-GAAP basis, diluted net income and earnings per share for the year ended December 31, 2009 were $17.0 million and $0.26, respectively. Non-GAAP diluted net income and earnings per share for the year ended December 31, 2008 were $29.3 million and $0.45, respectively. Basic net income and earnings per share were $3.4 million and $0.41, respectively, for the year ended December 31, 2009. Basic net loss was $3.7 million, or $0.60 per share, for the year ended December 31, 2008. On a non-GAAP basis, basic net income and earnings per share for the year ended December 31, 2009 were $2.3 million and $0.27, respectively, and basic net income and earnings per share for the year ended December 31, 2008 were $2.8 million and $0.46, respectively.

Diluted net income generally assumes that all dilutive operating company membership units are converted into Company stock at the beginning of the reporting period and the resulting change to company income associated with its increased interest in the operating company is taxed at the Company’s effective rate. When this conversion results in an increase in earnings per share or a decrease in loss per share, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share for the reporting period.

Non-GAAP net income for 2009 and 2008 does not include the net effect of the tax valuation allowance adjustments to the Company’s deferred tax asset and its liability to its selling and converting shareholders that had a proportionately greater effect on basic net income. The aggregate effect of such adjustments decreased GAAP net income by $0.1 million for the three months ended December 31, 2009, and increased GAAP net income by $2.9 million for the three months ended December 31, 2008. On an annual basis, the aggregate effect of such adjustments increased GAAP net income by $1.1 million in 2009 and decreased GAAP net income by $6.5 million in 2008. All such adjustments have been recorded as if they had occurred at the beginning of each period presented. The non-GAAP earnings per share figures have been presented assuming that all stock and stock equivalents have been outstanding as of the beginning of each period presented. Management believes that these adjustments, and the non-GAAP measures derived from them, provide information to better analyze the Company’s operations between periods and over time. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables attached to this press release.

Assets Under Management (unaudited)
($ billions)
	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008

Institutional Accounts
Beginning of Period Assets	$10.2	$7.5	$10.8
Inflows	0.8	0.9	0.3
Outflows	(0.4)	(0.3)	(1.0)
Net Flows	0.4	0.6	(0.7)
Market Appreciation/(Depreciation)	0.1	2.1	(2.7)
End of Period Assets	$10.7	$10.2	$7.4

Retail Accounts
Beginning of Period Assets	$3.7	$3.1	$4.7
Inflows	0.5	0.3	0.5
Outflows	(0.7)	(0.4)	(0.7)
Net Flows	(0.2)	(0.1)	(0.2)
Market Appreciation/(Depreciation)	0.1	0.7	(1.2)
End of Period Assets	$3.6	$3.7	$3.3

Total
Beginning of Period Assets	$13.9	$10.6	$15.5
Inflows	1.3	1.2	0.8
Outflows	(1.1)	(0.7)	(1.7)
Net Flows	0.2	0.5	(0.9)
Market Appreciation/(Depreciation)	0.2	2.8	(3.9)
End of Period Assets	$14.3	$13.9	$10.7

At December 31, 2009, the Company managed $14.3 billion in total assets, an increase of 2.9% from $13.9 billion at September 30, 2009, and 33.6% from $10.7 billion at December 31, 2008. During the quarter ended December 31, 2009, assets under management increased due to inflows of $1.3 billion and $0.2 billion in market appreciation, offset by outflows of $1.1 billion.

In September 2009, Pzena Investment Management, Inc. changed the classification of its assets under management to better reflect the underlying behavior and composition of its client base. The Company now groups its assets into two categories: institutional accounts and retail accounts, which better illustrate the characteristics and trends inherent in its client relationships. The change in classification did not impact reported totals of assets under management.

The Company’s institutional accounts are primarily comprised of foundations and endowments, defined benefit and defined contribution plans for corporations and municipalities, and funds which service institutional investors. The Company’s retail accounts are generally open-end mutual funds which cater primarily to retail clients. Historical information has been reclassified for all periods presented.

At December 31, 2009, the Company managed $10.7 billion in institutional accounts and $3.6 billion in retail accounts. For the quarter ended December 31, 2009, assets in institutional accounts increased by $0.5 billion, or 4.9%, from $10.2 billion at September 30, 2009, due to inflows of $0.8 billion and $0.1 billion in market appreciation, partially offset by outflows of $0.4 billion. During the same period, retail assets decreased by $0.1 billion, or 2.7%, from $3.7 billion due to $0.7 billion in outflows, offset by inflows of $0.5 billion and $0.1 billion in market appreciation.

Financial Discussion

Revenue
($ millions)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Institutional Accounts	$15.2	$13.8	$14.8	$51.6	$81.5
Retail Accounts	3.1	3.0	3.2	11.4	19.9
Total	$18.3	$16.8	$18.0	$63.0	$101.4

Revenues were $18.3 million for the fourth quarter of 2009, an increase of 1.7% from $18.0 million for the fourth quarter of 2008, and an increase of 8.9% from $16.8 million for the third quarter of 2009. For the year ended December 31, 2009, revenues were $63.0 million, a decrease of 37.9% from $101.4 million for the year ended December 31, 2008.

Average assets under management for the fourth quarter of 2009 was $13.9 billion, an increase of 15.8%, from $12.0 billion for the fourth quarter of 2008, and an increase of 13.9% from $12.2 billion for the third quarter of 2009. Average assets under management for the year ended December 31, 2009 was $11.4 billion, a decrease of 37.0%, from $18.1 billion for the year ended December 31, 2008.

Weighted average fees decreased to 0.526% for the fourth quarter of 2009 from 0.598% for the fourth quarter of 2008 and 0.550% for the third quarter of 2009. For the year ended December 31, 2009, weighted average fees were 0.552%, compared to 0.562% for the year ended December 31, 2008. These decreases were due in part to large institutional inflows in our newly launched Europe, Australasia and Far East ("EAFE") and Global diversified value strategies. We typically offer reduced fee rates to initial clients in our new product offerings. Weighted average fees also decreased in part due to an increase in the average size of the Company’s institutional accounts. The Company’s tiered fee schedules typically charge lower rates as account size increases.

Weighted average fees for institutional accounts decreased to 0.587% for the fourth quarter of 2009, from 0.712% for the fourth quarter of 2008 and from 0.630% for the third quarter of 2009. For the year ended December 31, 2009, weighted average fees for institutional accounts were 0.628%, compared to 0.649% for the year ended December 31, 2008. The declines in institutional weighted average fees arose due to institutional inflows in our EAFE and Global diversified value strategies and a higher institutional average account size, as discussed above. Institutional accounts comprised 74.8% of total assets under management as of December 31, 2009, increasing from 69.2% as of December 31, 2008 and 73.4% as of September 30, 2009.

Weighted average fees for retail accounts increased to 0.350% for the fourth quarter of 2009, from 0.339% for the fourth quarter of 2008, and from 0.346% for the third quarter of 2009. The year-over-year and sequential increases were due to the timing of asset flows in our retail accounts, partially offset by the effects of a temporary, voluntary partial fee waiver on the John Hancock Classic Value Fund. Our share of this reduction expires in May 2010. For the year ended December 31, 2009, weighted average fees for retail accounts were 0.356%, compared to 0.360% for the year ended December 31, 2008. The annual decrease in retail weighted average fees arose in part from the fee waiver, partially offset by the timing of asset flows.

Total operating expenses were $8.7 million in the fourth quarter of 2009, compared to $2.9 million in the fourth quarter of 2008 and $8.1 million in the third quarter of 2009. The year-over-year quarterly increase was primarily due to a reversal of previously-accrued discretionary bonuses in the fourth quarter of 2008 that was not replicated in 2009. Operating expenses for the year ended December 31, 2009 were $33.3 million, a decrease $3.7 million, or 10.0%, from $37.0 million for the year ended December 31, 2008. The year-over-year decrease in annual operating expenses was primarily a result of decreases in professional services and data systems costs, as well as reduced variable compensation expense.

As of December 31, 2009, employee headcount was 67, down slightly from 68 at December 31, 2008, and up from 65 at September 30, 2009.

Operating income for the fourth quarter of 2009 was $9.7 million, compared to $15.1 million for the fourth quarter of 2008, and $8.7 million for the third quarter of 2009. Operating income for the year ended December 31, 2009 was $29.8 million, compared to $64.4 million for the year ended December 31, 2008.

Operating margin was 52.7% for the fourth quarter of 2009, compared to 83.8% for the fourth quarter of 2008, and 51.6% for the third quarter of 2009. For the year ended December 31, 2009, operating margin was 47.3%, compared to 63.5% for the year ended December 31, 2008. As discussed above, the year-over-year decrease in fourth quarter operating income and operating margin was primarily due to the reversal of previously accrued discretionary bonuses in the fourth quarter of 2008 that was not replicated in 2009.

Other income/(expense) was an expense of $0.2 million for the fourth quarter of 2009, an expense of $5.8 million for the fourth quarter of 2008, and income of $1.6 million for the third quarter of 2009. Fourth quarter 2009 other income/(expense) included $0.1 million of expense associated with an increase in the Company’s liability to its selling and converting shareholders resulting from changes in the realizability of its related deferred tax asset. Such adjustments generated $2.9 million of income in the fourth quarter of 2008, and $2.4 million of expense in the third quarter of 2009. Exclusive of these adjustments, the non-GAAP income of $0.2 million in other income/(expense), net of outside interests, for the three months ended December 31, 2009, consisted of $0.4 million in income related to the positive performance of the Company’s investments in its own products and $0.1 million in interest and dividend income, offset by $0.3 million in interest expense. For the three months ended December 31, 2008, the non-GAAP other income/(expense), net of outside interests, was an expense of $5.0 million, which consisted primarily of $3.5 million in expense related to the negative performance of the Company’s investments in its own products, $1.0 million of expense related to the change in fair value of the swap agreement, which was unwound in September 2009, $0.5 million in interest expense, and $0.2 million in other expense, offset by $0.2 million in interest and dividend income.

Other income/(expense) was income of $1.6 million for the year ended December 31, 2009, and income of $35.7 million for the year ended December 31, 2008. For the year ended December 31, 2009 other income/(expense) included $3.7 million in expense associated with an increase in the Company’s liability to its selling and converting shareholders resulting from changes in the realizability of its related deferred tax asset. Such adjustments generated $56.2 million of income in 2008. Exclusive of these adjustments, the $1.8 million of income in non-GAAP other income/(expense), net of outside interests, for 2009 consisted of $2.9 million in income related to the positive performance of the Company’s investments in its own products, $0.1 million in interest and dividend income, and $0.3 million in other income, offset by $1.5 million in interest expense. For 2008, non-GAAP other income/(expense), net of outside interests, was an expense of $10.8 million, and consisted of $7.7 million in expense related to the negative performance of the Company’s investments in its own products, $0.7 million of expense related to the change in fair value of the Company’s swap agreement, and $3.4 million in interest expense, offset by $0.8 million in interest and dividend income, and $0.2 million in other income.

The Company recognized a $1.1 million income tax provision for the fourth quarter of 2009, a $0.7 million income tax provision for the fourth quarter of 2008, and a $2.0 million income tax benefit for the third quarter of 2009. The fourth quarter 2009 income tax provision included $0.1 million of benefit associated with adjustments to the valuation allowance recorded against the Company’s deferred tax asset related to its tax receivable agreement. Such adjustments had a negligible impact on the fourth quarter 2008 income tax provision and generated a $3.1 million income tax benefit in the third quarter of 2009. Exclusive of these adjustments, the $1.1 million non-GAAP income tax provision for the three months ended December 31, 2009 consisted of $0.6 million in operating company unincorporated business taxes and $0.5 million of corporate income taxes. For the three months ended December 31, 2008, the non-GAAP income tax provision of $0.7 million consisted of $0.3 million of operating company unincorporated business taxes and $0.4 million of corporate income taxes.

The Company recognized a $1.3 million income tax benefit for the year ended December 31, 2009 and a $67.7 million income tax provision for the year ended December 31, 2008. The 2009 income tax benefit included $4.8 million of benefit associated with adjustments to the valuation allowance recorded against the Company’s deferred tax asset related to its tax receivable agreement. The 2008 income tax provision included $62.7 million in expense associated with the establishment of the valuation allowance in September 2008. Exclusive of these adjustments, the $3.5 million non-GAAP income tax provision for the year ended December 31, 2009 consisted of $1.8 million in operating company unincorporated business taxes and $1.7 million of corporate income taxes. For the year ended December 31, 2008, the non-GAAP income tax provision of $5.0 million consisted of $2.9 million of operating company unincorporated business taxes and $2.1 million of corporate income taxes.

During the quarter ended December 31, 2009, the Company repaid $6.0 million of the principal amount outstanding on its Senior Subordinated Notes, resulting in a balance of $10.0 million principal amount outstanding as of December 31, 2009. During the year ended December 31, 2009, the Company repaid the remaining $22.0 million outstanding on its bank term loan.

Fourth quarter and full year 2009 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss its fourth quarter and full year 2009 financial results and outlook at 10:00 am. ET, Wednesday, February 17, 2010. The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of our website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S./Canada callers should dial 877-820-5027; international callers should dial 706-679-9396. The conference ID number is 3362335.

Replay: The conference call will be available for replay through February 24, 2010, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm’s operating company, is a value-oriented investment management firm. Founded in 1995, Pzena Investment Management has built a diverse, global client base. More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current assumptions, expectations and projections about future events. Words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 3, 2009 and in the Company’s Quarterly Reports on Form 10-Q as filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results, performance, or achievements. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except share and per-share amounts)

	As of
	December 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and Cash Equivalents	$15,908	$27,421
Restricted Cash	1,407	-
Advisory Fees Receivable	13,378	13,606
Investments in Equity Securities, at Fair Value	7,951	14,045
Prepaid Expenses and Other Assets	805	1,255
Deferred Tax Asset, Net of Valuation Allowance
of $60.3 million and $62.7 million, respectively	6,754	3,444
Property and Equipment, Net
of Accumulated Depreciation of
$2,385 and $1,913, respectively	2,315	2,748
TOTAL ASSETS	$48,518	$62,519

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$3,644	$4,338
Term Loan	-	22,000
Senior Subordinated Notes	10,000	16,000
Liability to Selling and Converting Shareholders	5,642	1,787
Other Liabilities	1,874	2,054
TOTAL LIABILITIES	21,160	46,179

Equity:
Total Pzena Investment Management, Inc.'s Equity	8,270	4,521
Non-Controlling Interests	19,088	11,819
TOTAL EQUITY	27,358	16,340
TOTAL LIABILITIES AND EQUITY	$48,518	$62,519

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2009		December 31, 2009
	2009	2008	2009	2008
				(audited)
REVENUE	$18,322	$18,015	$63,039	$101,404

EXPENSES
Compensation and Benefits Expense	6,736	(118)	24,991	25,655
General and Administrative Expenses	1,931	3,035	8,261	11,356
TOTAL OPERATING EXPENSES	8,667	2,917	33,252	37,011
Operating Income	9,655	15,098	29,787	64,393

Total Other Income/(Expense)	(155)	(5,772)	1,601	35,685

Income Before Income Taxes	9,500	9,326	31,388	100,078

Income Tax Provision/(Benefit)	1,072	718	(1,307)	67,680
Consolidated Net Income	8,428	8,608	32,695	32,398

Less: Net Income Attributable to Non-Controlling Interests	7,795	5,195	29,326	36,095

Net Income/(Loss) Attributable to Pzena
Investment Mangement, Inc.	$633	$3,413	$3,369	$(3,697)

Earnings per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:

Net Income/(Loss) for Basic Earnings per Share	$633	$3,413	$3,369	$(3,697)
Basic Earnings/(Loss) per Share	$0.07	$0.56	$0.41	$(0.60)
Basic Weighted Average Shares Outstanding	8,633,041	6,123,577	8,217,561	6,122,569

Net Income/(Loss) for Diluted Earnings per Share	$633	$8,443	$18,106	$(3,697)
Diluted Earnings/(Loss) per Share	$0.07	$0.13	$0.28	$(0.60)
Diluted Weighted Average Shares Outstanding	8,633,041	64,579,662	64,853,824	6,123,577

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per-share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	2009	2008	2009	2008

REVENUE	$18,322	$18,015	$63,039	$101,404

EXPENSES
Compensation and Benefits Expense	6,736	(118)	24,991	25,655
General and Administrative Expenses	1,931	3,035	8,261	11,356
TOTAL OPERATING EXPENSES	8,667	2,917	33,252	37,011
Operating Income	9,655	15,098	29,787	64,393

Total Other Income/(Expense), Net of Outside Interests	208	(4,970)	1,786	(10,753)

Income Before Taxes and Operating Company Allocation	9,863	10,128	31,573	53,640

Unincorporated Business Tax Provision	590	323	1,849	2,917
Allocable Income	9,273	9,805	29,724	50,723

Operating Company Allocation	8,019	8,860	25,786	45,857
Income Before Corporate Income Taxes	1,254	945	3,938	4,866

Corporate Income Tax Provision	535	406	1,680	2,054
Non-GAAP Net Income	$719	$539	$2,258	$2,812

Tax Receivable Agreement Income/(Expense), Net of Taxes	(86)	2,874	1,111	(6,509)
GAAP Net Income/(Loss)	$633	$3,413	$3,369	$(3,697)

Earnings Per Share - Basic and Diluted Attributable to
Pzena Investment Management, Inc. Common Stockholders:
Net Income for Basic Earnings per Share	$719	$539	$2,258	$2,812
Basic Earnings per Share	$0.08	$0.09	$0.27	$0.46
Basic Weighted Average Shares Outstanding	8,633,041	6,123,577	8,217,561	6,105,665

Net Income for Diluted Earnings per Share	$5,302	$5,579	$16,995	$29,327
Diluted Earnings per Share	$0.08	$0.09	$0.26	$0.45
Diluted Weighted Average Shares Outstanding	65,059,846	64,579,662	64,853,824	64,963,268

Assets Under Management by Strategy (unaudited)
($ billions)

	December 31,	September 30,	December 31,
	2009	2009	2008

U.S. Value Strategies	$9.6	$9.9	$8.5
EAFE¹ Value Strategies	2.8	2.4	1.9
Global Value Strategies	1.9	1.6	0.3
	$14.3	$13.9	$10.7

(1) Europe, Australasia, and Far East

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED RECONCILIATION OF NON-GAAP TO GAAP BALANCES

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Other Income/(Expense), Net of Outside Interests	$208	$(4,970)	$1,786	$(10,753)
Outside Interests of Investment Partnerships¹	(224)	(3,665)	3,540	(9,762)
Change in Liability to Selling and Converting Shareholders²	(139)	2,863	(3,725)	56,200
GAAP Other Income/(Expense)	$(155)	$(5,772)	$1,601	$35,685

UBT Provision	$590	$323	$1,849	$2,917
Corporate Income Tax Provision	535	406	1,680	2,054
Change in Valuation Allowance³	(53)	(11)	(4,836)	62,709
GAAP Income Tax Provision/(Benefit)	$1,072	$718	$(1,307)	$67,680

Operating Company Allocation⁴	$8,019	$8,860	$25,786	$45,857
Outside Interests of Investment Partnerships¹	(224)	(3,665)	3,540	(9,762)
GAAP Net Income Attributable to Non-Controlling Interests	$7,795	$5,195	$29,326	$36,095

Change in Liability to Selling and Converting Shareholders²	$(139)	$2,863	$(3,725)	$56,200
Change in Valuation Allowance³	53	11	4,836	(62,709)
Valuation Allowance Change, net of Tax Receivable Agreement	$(86)	$2,874	$1,111	$(6,509)
(1)	Represents the non-controlling interest allocation of the income of the Company’s consolidated investment partnerships to their outside investors.

(2)	Reflects the change in the liability to the Company’s selling and converting shareholders associated with the deferred tax asset generated by the Company’s initial public offering and subsequent unit conversions.

(3)	Reflects the change in the valuation allowance recorded against the deferred tax asset established as part of the Company’s initial public offering and subsequent unit conversions. This valuation allowance was initially recorded by the Company on
September 30, 2008.

(4)	Represents the non-controlling interest allocation of approximately 86.6% of the income of Pzena Investment Management, LLC that is retained by its members.

Assets Under Management (unaudited)
($ billions)

	As of
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009

Institutional Accounts	$10.7	$10.2	$7.5	$6.0
Retail Accounts	3.6	3.7	3.1	2.6
Total	$14.3	$13.9	$10.6	$8.6

	As of
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Institutional Accounts	$7.4	$10.8	$13.0	$14.3
Retail Accounts	3.3	4.7	5.5	6.1
Total	$10.7	$15.5	$18.5	$20.4

Revenue (unaudited)
($ millions)

	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2009

Institutional Accounts	$15.2	$13.8	$11.5	$11.1	$51.6
Retail Accounts	3.1	3.0	2.7	2.6	11.4
Total	$18.3	$16.8	$14.2	$13.7	$63.0

	Three Months Ended				Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2008

Institutional Accounts	$14.8	$20.1	$22.7	$23.9	$81.5
Retail Accounts	3.2	5.0	5.6	6.1	19.9
Total	$18.0	$25.1	$28.3	$30.0	$101.4

CONTACT:
Pzena Investment Management, Inc.
Lawrence Kohn, 212-355-1600